NovaDel Reports Continued Growth in Intellectual Property

as New Patents are Issued in Europe

Company Provides Comments on One of its Manufacturers

Flemington, NJ – July 6, 2007 – NovaDel Pharma Inc. (AMEX: NVD), today announced the issuance of a new patent by the European Patent Office covering the use of multiple classes of drugs in oral sprays. European Patent No. 1,275,374 covers the use of analgesics, alkaloids and nicotine for the preparation of buccal sprays with non-polar solvents that would be absorbed through the oral mucosa. The patent is applicable in 17 countries throughout Europe for a term of twenty years.

NovaDel maintains an extensive worldwide portfolio of intellectual property rights for select compounds using its pioneering oral spray delivery system. The Company now boasts eight patents issued in the U.S., three patents in Canada and 68 patents issued throughout Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden and Switzerland. Additionally, NovaDel has over 90 patents pending around the globe.

NovaDel also announced today that one of its manufacturers has filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court. The Company reported that it is taking all necessary steps to ensure that any limited assets of NovaDel at the manufacturer’s facility are protected. NovaDel expects no material effect on the Company’s outlook due to the situation and reported that NitroMist™, a nitroglycerin oral spray, is the only NovaDel product manufactured by the vendor. NovaDel is already working with Rechon Life Science AB, formerly known as Ferring AB, for the manufacture of the Company’s other late-stage product candidates. Rechon is a well recognized, FDA approved manufacturer of pharmaceutical products.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

Susan H. Griffin

(908) 782 - 3431 ext. 2423

Director, Investor Relations

NovaDel Pharma Inc.

sgriffin@novadel.com